IAC REPORTS Q1 2026

•IAC streamlining structure ahead of People Incorporated transition, realigning around core assets People Inc. and its investment in MGM Resorts International in a plan expected to generate approximately $40 million in annual run-rate operating expense savings and approximately $20-$25 million in reduced stock-based compensation expense
•People Inc. drove Q1 Digital revenue growth of 8% to $253 million; People Inc. total operating income of $10 million and Adjusted EBITDA of $44 million
•IAC returned capital through share repurchases of 2.9 million for $111 million since Q4 2025 earnings; purchased an additional 1 million shares of MGM for $37 million
•Completed the sale of Care.com with net proceeds of $296 million; Care.com reflected as discontinued operations in Q1 2026 results

NEW YORK— May 4, 2026—IAC (NASDAQ: IAC) released its first quarter results today and separately posted a Q1 2026 earnings presentation. A letter to shareholders from Chairman and Senior Executive Barry Diller was also published on April 28, 2026. All of these materials can be found on the Investor Relations section of its website at ir.iac.com.
“As we transition to a new simplified structure, as outlined in my Shareholder letter, I want to thank our many loyal employees who have made IAC’s success possible through the years”, said Barry Diller, Chairman and Senior Executive of IAC. “In particular, IAC officers Christopher Halpin and Kendall Handler, whose leadership has been instrumental in shaping and executing this plan to transition from our holding company roots to IAC’s next chapter as People Incorporated, both of whom I am certain will find continued success following their departures in August.”

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q1 2026	Q1 2025	Growth

Revenue	$422.9	$481.7	-12%
Operating (loss) income	(40.1)	24.1	NM
Unrealized gain (loss) on investment in MGM Resorts International	34.0	(324.3)	NM
Net loss	(71.9)	(216.8)	67%
Diluted loss per share	(0.94)	(2.64)	64%
Adjusted EBITDA	2.7	36.4	-93%
See reconciliations of GAAP to non-GAAP measures beginning on page 16.

Q1 2026 SUMMARY
•IAC previously announced it will change its name to People Incorporated and is expected to trade under the ticker (NASDAQ: PPLI) on or before Q2 2026 earnings. Given the Company’s narrowed focus on core assets People Inc. and its investment in MGM, IAC is consolidating its corporate functions with those of its People Inc. business through a reduction in workforce, technology integration, and other cost-saving measures over the coming quarters that are expected to generate annual run-rate operating expense savings of $40 million and approximately $20-$25 million in reduced stock-based compensation expense.
•IAC expects to incur $14 million in severance and related expenses ($10 million recognized in Q1 2026), $48 million in stock-based compensation expense and $0.5 million to $1 million in other costs.

•As part of the transition away from a holding company structure, IAC officers Christopher Halpin (Executive Vice President, Chief Operating Officer and Chief Financial Officer) and Kendall Handler (Executive Vice President and Chief Legal Officer) will depart the company in August, following a transition period and will serve as advisors to People Incorporated through March 2027.
•Barry Diller will continue as Chairman and following Q2 2026 earnings, Neil Vogel is expected to become Chief Executive Officer and Tim Quinn Chief Financial Officer of the simplified entity that will be People Incorporated.

•People Inc.
◦Q1 2026 Digital revenue increased 8% to $253 million reflecting 1% Advertising growth, 15% Performance marketing growth and 26% Licensing and other growth.
▪Q1 2026 Digital revenue reflects the reclassification of the digital portion of a legacy agency business between the Print and Digital segments due to a change in the internal management reporting structure to better align and support People Inc.’s D/Cipher advertising capabilities. All prior periods have been recast to conform to the current presentation.
◦Q1 2026 Digital operating income increased 56% to $28 million and Adjusted EBITDA increased 20% to $50 million.
◦Q1 2026 Total People Inc. operating income was $10 million and Adjusted EBITDA was $44 million.
◦Q1 2026 People Inc. net cash from operations increased $39 million to $56 million and Free Cash Flow increased $35 million to $48 million.

•Capital Allocation
◦Between February 3, 2026 and May 1, 2026, IAC repurchased 2.9 million of its common shares for $111 million in aggregate.
◦In Q1 2026, IAC purchased an additional 1.0 million shares of MGM for $37 million in aggregate and now holds 66.8 million shares of MGM.
◦Dispositions
▪IAC completed the sale of Care.com to Pacific Avenue Capital Partners with net proceeds of $296 million received on March 16, 2026. As a result of the sale, the operations of Care.com are reflected as discontinued operations for Q1 2026 and prior periods.
▪In Q1 2026, IAC sold an unutilized domain name for $7.5 million.
◦As of March 31, 2026, IAC had $1.1 billion in cash and cash equivalents, of which $316 million is held at People Inc.

•Emerging Other
◦Q1 2026 revenue increased 10% to $20 million due to 36% growth at The Daily Beast and 8% growth at Vivian Health.
◦Q1 2026 operating income increased $8 million to $3 million and Adjusted EBITDA increased $9 million to a profit of $4 million, driven by the elimination of costs related to a legacy business legal matter settled in Q3 2025 and increased profits at both The Daily Beast and Vivian Health.

•Search
◦IAC ceased operations of the Search business in connection with the expiration of its Google Services Agreement on April 30, 2026 after a one-month extension. The operations of the Search segment will be presented as discontinued operations beginning in Q2 2026 and prior periods will be reflected as discontinued operations to conform to this presentation.
◦Q1 2026 operating loss and Adjusted EBITDA loss of $8 million includes $7 million of costs related to severance and the write-off of prepaid assets related to certain vendor contracts.

•See the FY 2026 outlook detail and commentary on page 15.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q1 2026	Q1 2025	Growth
Revenue
People Inc.(a)	$385.7	$393.1	-2%
Search	17.1	70.3	-76%
Emerging & Other	20.1	18.3	10%
Intersegment eliminations	(0.0)	(0.0)	NM
Total Revenue	$422.9	$481.7	-12%
Operating income (loss)
People Inc.(a)	$10.4	$43.2	-76%
Search	(8.3)	3.0	NM
Emerging & Other	2.9	(4.9)	NM
Corporate	(45.1)	(17.2)	-162%
Total Operating (loss) income	$(40.1)	$24.1	NM
Adjusted EBITDA
People Inc.(a)	$43.5	$80.3	-46%
Search	(8.3)	3.0	NM
Emerging & Other	4.2	(4.5)	NM
Corporate	(36.8)	(42.4)	13%
Total Adjusted EBITDA	$2.7	$36.4	-93%
_____________________
(a) Effective January 1, 2026, People Inc. changed its internal management reporting structure to better align and support its D/Cipher advertising capabilities. As a result of this change, financial information for both the People Inc. Print and Digital segments for prior periods has been recast to conform to the current period presentation.

People Inc.
Revenue

($ in millions, rounding differences may occur)	Q1 2026	Q1 2025	Growth
Revenue
Digital	$253.2	$234.5	8%
Print	137.8	163.3	-16%
Intersegment eliminations	(5.3)	(4.7)	-13%
Total	$385.7	$393.1	-2%

•Revenue of $385.7 million decreased 2% year-over-year reflecting:

◦8% Digital revenue growth reflecting:

▪Advertising revenue increased 1% reflecting:
•Higher premium advertising revenue due to direct-sold growth from the Health and Pharmaceuticals, Home and Consumer Packaged Goods, and Technology and Telecommunications categories as well as increased contribution from D/Cipher+ and other Non-session-based revenue streams, partially offset by declines in premium programmatic volume
•Lower open programmatic advertising revenue due to lower impression volumes driven by a 17% decline in Core Sessions, due primarily to the impact of the growing prominence of Google AI Overviews on Google search results, partially offset by higher rates

▪Performance marketing revenue increased 15%, driven by 22% affiliate commerce growth resulting from a combination of higher transaction volumes and volume-related retailer incentive programs, partially offset by revenue declines from services, concentrated primarily in the Finance category

▪Licensing and other revenue increased 26% due primarily to improved performance from Apple News+ and content syndication partners as well as the addition of the Meta content partnership (signed in Q4 2025)

◦16% Print revenue decline driven by the ongoing portfolio optimization and the continued migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q1 2026	Q1 2025	Growth
Operating income (loss)
Digital	$27.8	$17.9	56%
Print	1.7	8.7	-80%
Other	(19.2)	16.6	NM
Total	$10.4	$43.2	-76%
Adjusted EBITDA
Digital	$49.9	$41.5	20%
Print	6.4	14.3	-55%
Other	(12.8)	24.5	NM
Total	$43.5	$80.3	-46%

•Operating income of $10.4 million decreased 76% reflecting:

•Digital operating income increased 56% to $27.8 million reflecting:
◦Adjusted EBITDA increased 20% to $49.9 million due to the revenue growth and expense leverage with Adjusted EBITDA margins of 20% (compared to 18% margins in Q1 2025) and incremental Adjusted EBITDA margins of 45%
◦$3.1 million lower amortization of intangibles

•Print operating income decreased $7.0 million to $1.7 million reflecting:
◦Adjusted EBITDA declined 55% to $6.4 million due to the lower revenue, partially offset by lower operating expenses resulting from continued cost rationalization
◦$0.5 million lower depreciation

•Other operating loss of $19.2 million compared to income of $16.6 million in Q1 2025 reflecting:
◦ Adjusted EBITDA loss of $12.8 million compared to income of $24.5 million in Q1 2025 due primarily to a $36.2 million non-cash gain in Q1 2025 related to a lease amendment to surrender certain office space early as well as $2.1 million of costs in Q1 2026 related to People Inc.’s antitrust litigation against Google
◦$2.3 million higher stock-based compensation expense
◦$3.9 million lower depreciation due primarily to accelerated expense in Q1 2025 related to the lease termination

Search
•Revenue decreased 76% to $17.1 million reflecting:
◦80% decline at Ask Media Group due to frequent Google algorithm changes and policy updates, resulting in a reduction in marketing through affiliate channels, which drove fewer visitors to our ad-supported search and content websites
◦54% decrease at Desktop (legacy desktop search software business)

•Operating income and Adjusted EBITDA both decreased $11.3 million to a loss of $8.3 million due to lower revenue and $5.4 million in severance-related costs and $1.4 million in write-offs of prepaid assets related to certain vendor contracts

Emerging & Other
•Revenue increased 10% to $20.1 million reflecting:
◦36% higher revenue from The Daily Beast
◦8% higher revenue from Vivian Health

•Operating income of $2.9 million compared to a loss of $4.9 million in Q1 2025 reflecting:
◦Adjusted EBITDA profits of $4.2 million compared to losses of $4.5 million in Q1 2025 driven by:
▪$5.9 million legal fees in Q1 2025 for litigation that concluded in Q3 2025 related to a legacy business
▪Higher profits at both The Daily Beast and Vivian Health

Corporate

•Operating loss increased $27.9 million to $45.1 million reflecting:
◦$33.6 million higher stock-based compensation expense due primarily to the net reversal in Q1 2025 of $34.9 million in stock-based compensation expense related primarily to the forfeiture of the former IAC CEO’s restricted stock award on January 13, 2025
◦$5.6 million lower Adjusted EBITDA losses to $36.8 million reflecting:
▪ Q1 2025 expense items including $14.5 million in separation benefits pursuant to the former IAC CEO’s employment transition agreement, $4.8 million of transaction-related costs related to the spin-off of Angi Inc., and $1.8 million in severance-related costs driven by other headcount reductions
▪Q1 2026 expense items including $10.3 million in severance and related expenses, higher legal expenses and $2.2 million in Care.com transaction-related expenses

Investment in MGM
In Q1 2026, IAC purchased an additional 1.0 million shares of MGM for $37 million in aggregate. IAC now holds 66.8 million shares of MGM, which were purchased for $1.3 billion, and were valued at $2.6 billion as of May 1, 2026. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

Income Taxes
The Company recorded an income tax benefit of $15.6 million in Q1 2026 with an effective tax rate significantly higher than the statutory rate due primarily to state taxes, including an adjustment to the deferred taxes resulting from the sale of Care.com and non-deductible compensation expense, partially offset by research credits. In Q1 2025, the Company recorded an income tax benefit of $62.5 million for an effective tax rate of 19%, which was lower than the statutory rate due primarily to non-deductible compensation expense, partially offset by research credits and the non-taxable stock-based compensation expense reversal (discussed above).

Free Cash Flow
For the three months ended March 31, 2026, net cash provided by operating activities attributable to continuing operations was $10.0 million, a $37.3 million increase from net cash provided by operating activities attributable to continuing operations for the three months ended March 31, 2025. Free Cash Flow increased $33.5 million to positive $2.0 million due primarily to higher Adjusted EBITDA (excluding the $36.2 million non-cash gain related to a lease amendment to surrender certain office space at People Inc. in Q1 2025) and $21.6 million of payments in Q1 2025 at People Inc. related to the above-mentioned lease amendment, partially offset by higher capital expenditures.

	Three Months Ended March 31,
($ in millions, rounding differences may occur)	2026	2025
Net cash provided by (used in) operating activities attributable to continuing operations	$10.0	$(27.3)
Capital expenditures	(8.0)	(4.1)
Free cash flow	$2.0	$(31.4)

CONFERENCE CALL

IAC will host a conference call to answer questions regarding its first quarter results on Tuesday, May 5, 2026, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The conference call will be accessible to the public at ir.iac.com along with the Q1 2026 earnings presentation and a subsequent recording of the webcast.

LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2026:
•IAC had 74.6 million shares of common stock and Class B common stock outstanding.
•The Company had $1.1 billion in cash and cash equivalents of which IAC held $797 million and People Inc. held $316 million.
•The Company had $1.4 billion in long-term debt, which is the obligation of People Inc.
◦As of March 31, 2026, People Inc. had a weighted average maturity of 5.7 years and weighted average borrowing cost of 6.9%.
◦As of March 31, 2026, People Inc.’s net consolidated leverage ratio defined in its credit agreement remained below 4.0x, providing People Inc. and IAC with increased financial flexibility.
•IAC owned 66.8 million shares of MGM.

Between February 3, 2026 and May 1, 2026, the Company repurchased 2.9 million common shares for $111.3 million in aggregate.
As of May 1, 2026, IAC had 2.5 million shares remaining in its share repurchase authorization, which was approved by the board of directors in March of 2025.
Share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q1 2026	Q1 2025	Growth

People Inc.
Revenue
Advertising revenue	$146.4	$144.9	1%
Performance marketing revenue	66.1	57.3	15%
Licensing and other revenue	40.7	32.4	26%
Total Digital Revenue	$253.2	$234.5	8%
Print Revenue	137.8	163.3	-16%
Intersegment eliminations	(5.3)	(4.7)	-13%
Total Revenue	$385.7	$393.1	-2%

Digital Session-based Revenue	$150.5	$151.9	-1%
Digital Non-session-based Revenue	102.7	82.6	24%
Total Digital Revenue	$253.2	$234.5	8%

Digital metrics
Total Sessions (in millions)	2,041	2,484	-18%
Core Sessions (in millions)	1,841	2,211	-17%

Search
Revenue
Ask Media Group	$11.3	$57.7	-80%
Desktop	5.8	12.6	-54%
Total Revenue	$17.1	$70.3	-76%

Emerging & Other
Vivian Health Revenue	$11.0	$10.2	8%
The Daily Beast Revenue	8.6	6.3	36%

See metric definitions on page 19

DILUTIVE SECURITIES
IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 05/01/26	Dilution at:

Share Price			$44.97	$50.00	$55.00	$60.00	$65.00

Absolute Shares as of 05/01/26	74.4		74.4	74.4	74.4	74.4	74.4

RSUs	3.6		1.2	1.2	1.2	1.2	1.2
Options	0.3	$12.68	0.1	0.1	0.1	0.1	0.1
Total Dilution			1.2	1.2	1.2	1.2	1.2
% Dilution			1.6%	1.6%	1.6%	1.6%	1.6%
Total Diluted Shares Outstanding			75.6	75.6	75.6	75.6	75.6
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on May 1, 2026, withholding taxes payable by the Company on behalf of the employees upon net settlement would have been $72.3 million (of which approximately 70% would be payable for awards currently vested and those vesting on or before March 31, 2027), assuming a stock price of $44.97 and a 50% withholding rate.

GAAP FINANCIAL STATEMENTS
IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended March 31,
	2026	2025

Revenue	$422,893	$481,686
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	159,773	187,315
Selling and marketing expense	133,030	157,369
General and administrative expense	104,107	43,477
Product development expense	39,695	35,742
Depreciation	7,314	11,241
Amortization of intangibles	19,040	22,418
Total operating costs and expenses	462,959	457,562
Operating (loss) income	(40,066)	24,124
Interest expense	(25,858)	(28,314)
Unrealized gain (loss) on investment in MGM Resorts International	34,005	(324,265)
Other income, net	14,089	7,632
Loss from continuing operations before income taxes	(17,830)	(320,823)
Income tax benefit	15,578	62,481
Net loss from continuing operations	(2,252)	(258,342)
Loss on the sale of Care.com, net of income taxes	(75,643)	—
Earnings from discontinued operations, net of income taxes	7,225	43,774
Net loss	(70,670)	(214,568)
Net earnings attributable to noncontrolling interests	(1,212)	(2,237)
Net loss attributable to IAC shareholders	$(71,882)	$(216,805)

Per share information from continuing operations:
Basic loss per share	$(0.05)	$(3.14)
Diluted loss per share	$(0.05)	$(3.14)

Per share information attributable to IAC common stock and Class B common stock shareholders:
Basic loss per share	$(0.94)	$(2.64)
Diluted loss per share	$(0.94)	$(2.64)

Stock-based compensation expense by function:
Cost of revenue	$264	$335
Selling and marketing expense	939	676
General and administrative expense	14,349	(22,906)
Product development expense	860	505
Total stock-based compensation expense	$16,412	$(21,390)

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	March 31, 2026	December 31, 2025

ASSETS
Cash and cash equivalents	$1,112,445	$941,311
Accounts receivable, net	328,772	416,617
Other current assets	109,404	102,188
Current assets of discontinued operations	—	84,633
Total current assets	1,550,621	1,544,749

Buildings, land, equipment, leasehold improvements and capitalized software, net	285,630	284,394
Goodwill	1,507,911	1,508,030
Intangible assets, net of accumulated amortization	375,341	394,381
Investment in MGM Resorts International	2,473,095	2,401,858
Long-term investments	404,628	409,240
Other non-current assets	222,991	225,306
Non-current assets of discontinued operations	—	426,959
TOTAL ASSETS	$6,820,217	$7,194,917

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$24,500	$24,500
Accounts payable, trade	35,815	36,884
Deferred revenue	20,923	19,026
Accrued expenses and other current liabilities	338,544	403,810
Current liabilities of discontinued operations	—	76,647
Total current liabilities	419,782	560,867

Long-term debt, net	1,395,774	1,401,324
Deferred income taxes	192,966	208,624
Other long-term liabilities	217,010	226,422
Non-current liabilities of discontinued operations	—	8,657

Redeemable noncontrolling interests	12,236	25,264

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in-capital	5,974,269	5,959,692
Accumulated deficit	(714,882)	(643,000)
Accumulated other comprehensive loss	(14,054)	(11,842)
Treasury stock	(695,890)	(571,032)
Total IAC shareholders' equity	4,549,452	4,733,827
Noncontrolling interests	32,997	29,932
Total shareholders' equity	4,582,449	4,763,759
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,820,217	$7,194,917

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Three Months Ended March 31,
	2026	2025

Cash flows from operating activities attributable to continuing operations:
Net loss	$(70,670)	$(214,568)
Less: Loss on the sale of Care.com, net of income taxes	(75,643)	—
Less: Earnings from discontinued operations, net of income taxes	7,225	43,774
Net loss attributable to continuing operations	(2,252)	(258,342)
Adjustments to reconcile net loss attributable to continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Amortization of intangibles	19,040	22,418
Stock-based compensation expense	16,412	(21,390)
Non-cash lease expense (including right-of-use asset impairments)	7,543	8,724
Depreciation	7,314	11,241
Net downward adjustments to the carrying value of equity securities without readily determinable fair values and net gains on sales of investments and businesses	4,574	7,538
Unrealized (gain) loss on investment in MGM Resorts International	(34,005)	324,265
Deferred income taxes	(15,121)	(63,833)
Gain on sale of an unutilized domain name	(7,500)	—
Net gains on amendments and early terminations of lease agreements	—	(36,038)
Other adjustments, net	2,828	1,348
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	86,268	76,641
Other assets	(940)	(32,650)
Operating lease liabilities	(14,545)	(33,950)
Accounts payable and other liabilities	(61,564)	(35,588)
Income taxes payable and receivable	(635)	1,611
Deferred revenue	2,547	694
Net cash provided by (used in) operating activities attributable to continuing operations	9,964	(27,311)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(7,961)	(4,136)
Net proceeds from the sale of Care.com	295,697	—
Purchase of MGM Resorts International common shares	(37,232)	—
Allocation of Angi Inc.'s cash in the Distribution	—	(386,563)
Proceeds from the sale of an unutilized domain name	7,500	—
Net proceeds from the sales of investments and businesses	38	10,096
Proceeds from the sale of a portion of the retirement investment fund	—	5,248
Other, net	2,602	134
Net cash provided by (used in) investing activities attributable to continuing operations	260,644	(375,221)
Cash flows from financing activities attributable to continuing operations:
Principal payments on the Term Loans	(6,125)	(8,750)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(17,999)	(45,183)
Purchases of treasury stock	(123,574)	(179,394)
Distribution from Angi Inc. pursuant to the tax sharing agreement	6,542	—
Other, net	4	(655)
Net cash used in financing activities attributable to continuing operations	(141,152)	(233,982)
Total cash provided by (used in) continuing operations	129,456	(636,514)
Net cash provided by operating activities attributable to discontinued operations	5,424	24,617
Net cash used in investing activities attributable to discontinued operations	(60)	(13,019)
Net cash used in financing activities attributable to discontinued operations	—	(14,362)
Total cash provided by (used in) discontinued operations	5,364	(2,764)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,411)	362
Net increase (decrease) in cash and cash equivalents and restricted cash	133,409	(638,916)
Cash and cash equivalents and restricted cash at beginning of period	986,831	1,807,255
Cash and cash equivalents and restricted cash at end of period	$1,120,240	$1,168,339

FULL YEAR 2026 OUTLOOK

Please find below our full year 2026 outlook. IAC builds businesses and creates shareholder value with a long-term perspective. As stewards of shareholder capital, we do not manage our businesses or optimize results on a quarterly basis and have long believed full year performance is the best indicator of progress along the path toward value creation. Our outlook reflects management’s current expectations and is subject to risks and uncertainties. Actual results may differ materially, and our expectations may not materialize as anticipated.
With that caution in mind, here’s our current full year 2026 outlook:

($ in millions)	FY 2026 Outlook

Adjusted EBITDA
People Inc.	$310-$340
Emerging & Other	5-15
Corporate(a)	(105-95)
Total Adjusted EBITDA	$210-$260

Stock-based compensation expense(a)	(90-85)
Depreciation	(30-25)
Amortization of intangibles	(80-70)
Total Operating income	$10-$80

(a) As a result of IAC consolidating its corporate functions with those of People Inc., the Corporate Adjusted EBITDA range reflects an estimate of $14 million in severance and related expenses and $0.5 million to $1 million of other costs, and the stock-based compensation expense range reflects an estimate of $48 million related to the acceleration and modification of employee awards.

Full year 2026 Observations

•People Inc. – Expect both Digital revenue and Digital Adjusted EBITDA to grow mid-to-high single-digits in 2026. Corporate expenses expected to exceed Print Adjusted EBITDA by $15 million due to estimated Google litigation expense. In aggregate, guiding to $310-$340 million of consolidated People Inc. Adjusted EBITDA.
•Search – The consolidated operations of the Search segment will be presented as discontinued operations in Q2 2026 and prior periods will be reflected as discontinued operations to conform to this presentation.
•Emerging & Other – Revenue and Adjusted EBITDA growth driven by The Daily Beast and Vivian Health.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended March 31, 2026
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$27.8	$2.9	$3.6	$15.6	$49.9
Print	1.7	0.2	0.9	3.5	6.4
Other	(19.2)	5.5	0.9	—	(12.8)
Total People Inc.	10.4	8.7	5.4	19.0	43.5
Search	(8.3)	—	—	—	(8.3)
Emerging & Other	2.9	1.3	—	—	4.2
Corporate	(45.1)	6.4	1.9	—	(36.8)
Total	$(40.1)	$16.4	$7.3	$19.0	$2.7

	For the three months ended March 31, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$17.9	$1.9	$3.1	$18.7	$41.5
Print	8.7	0.4	1.4	3.7	14.3
Other	16.6	3.2	4.7	—	24.5
Total People Inc.	43.2	5.5	9.2	22.4	80.3
Search	3.0	—	—	—	3.0
Emerging & Other	(4.9)	0.3	—	—	(4.5)
Corporate	(17.2)	(27.2)	2.0	—	(42.4)
Total	$24.1	$(21.4)	$11.2	$22.4	$36.4

PEOPLE INC. DIGITAL OPERATING INCOME MARGIN TO INCREMENTAL DIGITAL ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended March 31,
($ in millions)	2026	2025

Digital Revenue	$253.2	$234.5
Digital Operating Income	27.8	17.9
Digital Operating Income Margin	11%	8%

Stock-based compensation expense	2.9	1.9
Depreciation	3.6	3.1
Amortization of intangibles	15.6	18.7
Digital Adjusted EBITDA	$49.9	$41.5
Digital Adjusted EBITDA margin	20%	18%

Incremental Digital Revenue	18.7
Incremental Digital Adjusted EBITDA	8.4
Incremental Digital Adjusted EBITDA Margin	45%

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is our primary segment measure of profitability; it and Free Cash Flow are among the metrics by which we evaluate the performance of our businesses, and our internal budgets are based and may also impact management compensation. We believe that investors and analysts should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for investors and analysts as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans that are denominated in IAC common shares and expense related to awards denominated in the equity of certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; the related shares are included in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company currently settles all stock-based awards on a net basis; whereby IAC remits from its current funds the required tax-withholding on behalf of employees for net-settled awards.

Please see page 11 for a summary of our dilutive securities, including stock-based awards as of May 1, 2026, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions
People Inc.

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from digital advertisements and intent-based advertising targeting capabilities (D/Cipher), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks.

(b) Performance Marketing revenue – includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, service providers, publishers and manufacturers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes subscription, advertising, newsstand, project and other and performance marketing revenue. Project and other revenue primarily includes revenue from custom publishing. Performance marketing revenue includes revenue from marketing third-party magazine subscriptions.

Session-based Revenue – Represents revenue related to advertisements served or performance marketing referrals initiated during a session, which is defined as a unique visit to a site that is part of People Inc.’s network. Session-based revenue includes Advertising and Performance marketing revenues earned from People Inc.’s owned and operated or affiliated sites.

Non-session-based Revenue – Represents revenue not dependent upon a session and primarily includes Advertising and Performance marketing revenues earned outside a session on People Inc.’s owned and operated or affiliated sites, such as D/Cipher+, native campaigns, social platforms, email and affinity marketing, and all Licensing and other revenue.

Total Sessions – Represents unique visits to all sites that are part of People Inc.’s network.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to People Inc.’s most significant (in terms of investment) owned and operated sites as follows:

PEOPLE	InStyle	Simply Recipes
Allrecipes	Food & Wine	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
Travel + Leisure

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue. The majority of the paid listings displayed by Ask Media Group is supplied to us by Google Inc. (“Google”) pursuant to our services agreement with Google. The services agreement that otherwise expired by its terms on March 31, 2026 was extended through April 30, 2026.

Desktop Revenue - Consists of revenue generated by applications distributed through both business-to-business partnerships and direct-to-consumer marketing.

Emerging & Other

Vivian Health Revenue - Consists of subscription and usage revenue, which is generated through recruiting agencies and other employers that seek access to qualified healthcare professionals.

The Daily Beast Revenue - Consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic advertising networks), in addition to revenue generated through content licensing, in which licensing royalties are earned from the relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other AI related activities. Further, to a lesser extent, subscription revenue and affiliate commerce commissions and event sponsorship revenue.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the IAC conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday May 5, 2026, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans," “guidance” and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the planned corporate function consolidation, sales of any non-core assets, the future financial performance of the Company, business prospects and strategy, anticipated trends and prospects in the industries in which the Company operates and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the impact of advances in artificial intelligence (“AI”) and other digital technologies, including AI-enabled search features, on how users access and consume information and the resulting effects on traffic, engagement and monetization, (ii) our reliance on search engines and third-party platforms, including changes in algorithms, policies, economics or features (including those implemented by Google), as well as the potential expiration or modification of key commercial agreements, (iii) our ability to effectively market our products and services in a cost-efficient manner across evolving digital channels, (iv) our dependence on advertising revenue and the sensitivity of such revenue to macroeconomic conditions, including factors affecting advertiser demand, consumer confidence and discretionary spending, as well as geopolitical and broader market uncertainty, (v) our ability to adapt to changes in digital marketing practices, including limitations on data access, tracking technologies and targeting capabilities, (vi) our ability to develop, distribute and monetize our products and services across mobile and other platforms and maintain effective relationships with third-party partners, (vii) the continued growth, engagement and monetization of our digital publishing brands, (viii) risks related to our Print business, including ongoing revenue declines, cost pressures (including paper and postage), and reliance on key vendors, (ix) our ability to access, collect, use and protect personal data and comply with evolving privacy and data protection laws and platform restrictions, (x) our ability to effectively engage with users, subscribers and caregivers across communication channels, (xi) the concentration of voting control among our Chairman and Senior Executive and related parties, (xii) risks related to our liquidity and indebtedness, including our ability to service debt and comply with related covenants, as well as limitations on access to subsidiary cash flows, (xiii) risks related to strategic transactions and initiatives, including our ability to realize anticipated benefits from prior transactions and execute future initiatives, (xiv) competitive pressures in rapidly evolving industries, including from larger or better-positioned competitors and AI-enabled offerings, (xv) our ability to build, maintain and protect our brands, (xvi) cybersecurity risks, including increasingly sophisticated attacks (including those enabled by AI) and vulnerabilities at third-party providers, (xvii) data security breaches, fraud and related liabilities, (xviii) risks associated with the integrity, scalability and reliability of our systems, technology and infrastructure, (xix) the impact of general economic, geopolitical and public health conditions, (xx) our dependence on key personnel and leadership transitions, (xxi) volatility in our stock price and risks related to our capital allocation strategy and (xxii) risks related to the planned corporate consolidation. Certain of these and other risks and uncertainties are described in IAC’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 20, 2026, and subsequent reports that IAC files with the SEC. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC nearly three decades ago have emerged 10 independent, public-traded companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today primarily comprises leading publisher People Inc. and its strategic equity positions in MGM Resorts International and Turo Inc. IAC is headquartered in New York City.
Contact Us
IAC Investor Relations
Mark Schneider
(212) 314-7400
IAC Corporate Communications
Valerie Combs
(212) 314-7251
IAC
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com